Exhibit 99.1

Magellan Petroleum to Present at EnerCom’s Denver Oil & Gas Conference

DENVER, August 14, 2014 /Marketwired/ -- Magellan Petroleum Corporation ("Magellan" or the "Company") (NASDAQ: MPET) announced today that the Company will be presenting at EnerCom's The Oil & Gas Conference® 19 to be held in Denver, Colorado, at the Westin Denver Downtown hotel on August 17-21, 2014.

Antoine Lafargue, Chief Financial Officer, is scheduled to present at approximately 3:35 PM MT (5:35 PM ET) on Monday, August 18. Presentation materials will be available in the Investor Relations section of the Company's website at www.magellanpetroleum.com.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company focused on the development of a CO2-enhanced oil recovery ("CO2-EOR") program at Poplar Dome in eastern Montana and the exploration of unconventional hydrocarbon resources in the Weald Basin, onshore UK. Magellan also owns an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, which the Company currently plans to farm-out; and an 11% ownership stake in Central Petroleum Limited (ASX: CTP), a Brisbane based junior exploration and production company that operates one of the largest holdings of prospective onshore acreage in Australia. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404 or IR@magellanpetroleum.com